Exhibit 99.1

NEWS RELEASE

Media contact:	Stephanie Hoff, Director of Corporate Communications, (218) 739-8535 or (218) 205-6179
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release: August 6, 2018	Financial Media

Otter Tail Corporation Announces Second Quarter Earnings;

Increases 2018 Earnings Per Share Guidance Range from $1.90-$2.05 to $1.95-$2.10

Board of Directors Declared Quarterly Dividend on August 2, 2018

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended June 30, 2018.

Summary:

●	Consolidated operating revenues were $226.3 million compared with $212.1 million for the second quarter of 2017.

●

Consolidated net income and diluted earnings from continuing operations were $18.7 million and $0.47 per share, respectively, compared with $16.7 million and $0.42 per share for the second quarter of 2017.

●	The corporation increases its 2018 earnings guidance range from $1.90-$2.05 to $1.95-$2.10 per diluted share.

CEO Overview

“Our operating companies turned in another quarter of improved results with diluted earnings per share from continuing operations up $0.05, or 12 percent over last year’s second quarter,” said Otter Tail Corporation President and CEO Chuck MacFarlane. “All operating segments improved net income quarter over quarter. Favorable weather across our service area and interim rates in North Dakota positively impacted our Electric segment net earnings. Our Plastics segment had increased earnings driven by stronger operating margins. And, our Manufacturing segment experienced increased revenues and earnings growth. Lower tax rates under 2017 tax reform legislation also contributed to increased earnings in both the Plastics and Manufacturing segments.

“In July, Otter Tail Power Company reached a settlement agreement with the North Dakota Public Service Commission (NDPSC) staff and intervenors in its pending rate case before the NDPSC. The terms of the settlement agreement, which are nonbinding on the NDPSC’s final decision, include an allowed rate of return on equity of 9.77 percent on a 52.5 percent equity to total capitalization capital structure and, along with other adjustments, provide for a $5.4 million net increase in annual revenues. This compares with our March 2018 adjusted annual revenue increase request of $7.1 million (4.8 percent) and a return on equity of 10.3 percent. The settlement results in no rate base adjustments from our original request and allows for future rider recovery of the planned Astoria natural gas-fired generating facility. The net revenue increase would also reflect a reduction in income tax recovery requirements related to the 2017 Tax Cuts and Jobs Act (TCJA). We implemented an interim rate increase on January 1, 2018 while the commission considers the request and we reduced interim rates on March 1, 2018 to reflect a $4.5 million reduction in annual income tax expense recovery requirements. We expect the NDPSC to decide on the rate case by the end of the third quarter.

“On April 20, 2018 Otter Tail Power Company filed a request with the South Dakota Public Utilities Commission (SDPUC) to increase non-fuel rates in South Dakota by approximately $3.3 million annually, or 10.1 percent, as the first step in a two-step request. Our request for an interim rate increase is effective October 18, 2018. This first step of our request reflects lower federal income tax rates resulting from tax reform, allowing for benefits of the lower tax rates to flow back to South Dakota customers. The second step in the request is an additional 1.7 percent increase to recover costs for the proposed Merricourt wind generation facility when the facility goes into service.

“Incremental growth from capital investment also benefited the utility. The Big Stone South-Ellendale line, a 345-kilovolt regional transmission project Otter Tail Power Company is managing and co-owns with another utility, is on budget and, with 85 percent of the structures set, remains on schedule for completion in 2019. Our investment in this project is expected to be approximately $125 million. This is one of the projects the Midcontinent Independent System Operator (MISO) designated a Multi-Value Project, allowing cost recovery from all customers in MISO’s upper Midwest footprint. The line will improve transmission reliability and allow for the interconnection of significant renewable and other generation resources.

“Overall, Otter Tail Power Company expects to invest $980 million in capital projects from 2018 through 2022, including the Big Stone South-Ellendale line and regulated investments in renewable and natural gas-fired generation. This will produce a projected compounded annual growth rate of approximately 9 percent in utility rate base from 2017 through 2022 and will deliver value to customers and shareholders. On July 26, 2018 the SDPUC voted to approve the site permit for Astoria Station. Advanced project development efforts continue for the Merricourt wind project.

“Our PVC pipe companies, Vinyltech and Northern Pipe Products, continue to show strong financial performance. Higher operating margins, partially offset by lower sales volume, combined with lower tax rates under federal tax reform, resulted in a $1.6 million increase in Plastics segment net income and a $0.04 increase in earnings per share quarter over quarter.

“Our Manufacturing segment showed a $0.6 million net income improvement quarter-over-quarter or a $0.02 increase in earnings per share. This increase primarily is due to the impact of tax reform legislation.

“Our strategic initiatives to grow our businesses, achieve operational and commercial excellence, and develop our talent are strengthening our position in the markets we serve. Overall positive results during the first six months of 2018 provide a foundation for increasing our 2018 diluted earnings per share guidance range from $1.90-$2.05 to $1.95-$2.10.”

Cash Flows and Liquidity

Our consolidated cash provided by continuing operations for the six months ended June 30, 2018 was $53.6 million compared with $69.3 million for the six months ended June 30, 2017. Primary reasons for the $15.7 million decrease in cash provided by continuing operations between the periods include:

●	A $20.0 million increase in discretionary contributions to the corporation’s funded pension plan.

●	A $6.6 million reduction in the level of increases in deferred tax liabilities related to the lower federal income tax rate under the 2017 TCJA.

offset by:

●	An $8.5 million increase in net income.

●	A $1.7 million increase in depreciation and amortization expense.

The following table presents the status of the corporation’s lines of credit:

(in thousands)	Line Limit	In Use On June 30, 2018	Restricted due to Outstanding Letters of Credit	Available on June 30, 2018	Available on December 31, 2017
Otter Tail Corporation Credit Agreement	$ 130,000	$ 6,102	$ --	$ 123,898	$ 130,000
Otter Tail Power Company Credit Agreement	170,000	14,875	300	154,825	57,329
Total	$ 300,000	$ 20,977	$ 300	$ 278,723	$ 187,329

Board of Directors Declared Quarterly Dividend

On August 2, 2018 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.335 per share. This dividend is payable September 10, 2018 to shareholders of record on August 15, 2018.

Segment Performance Summary

Electric

	Three Months ended June 30,
($s in thousands)	2018	2017	Change	% Change
Retail Electric Revenues	$87,835	$86,255	$1,580	1.8
Wholesale Electric Revenues	2,539	1,184	1,355	114.4
Other Electric Revenues	13,351	14,797	(1,446)	(9.8)
Total Electric Revenues	$103,725	$102,236	$1,489	1.5
Net Income	$10,600	$10,134	$466	4.6
Retail Megawatt-hour (mwh) Sales	1,136,326	1,073,689	62,637	5.8
Heating Degree Days	675	420	255	60.7
Cooling Degree Days	228	96	132	137.5

The following table shows heating and cooling degree days as a percent of normal:

	Three Months ended June 30,
	2018	2017
Heating Degree Days	133.7%	80.9%
Cooling Degree Days	221.4%	90.6%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail mwh sales under actual weather conditions and expected retail mwh sales under normal weather conditions in the second quarter of 2018 and 2017 and between the quarters:

	2018 vs Normal	2017 vs Normal	2018 vs 2017
Effect on Diluted Earnings Per Share	$0.04	$(0.01)	$0.05

The $1.6 million increase in retail electric revenues includes:

●

A $2.5 million increase in revenues related to increased consumption due to colder weather in April of 2018 and warmer weather in May and June of 2018 compared with the same periods in 2017, evidenced by a 60.7% increase in heating degree days and 137.5% increase in cooling degree days between the quarters.

●	A $1.9 million increase in revenue related to increased mwh sales to an industrial customer.

●

A $1.4 million increase in retail revenue, net of an estimated refund of $0.5 million, related to an interim rate increase implemented in January 2018 in conjunction with Otter Tail Power Company's 2017 general rate increase request in North Dakota.

●

A $0.9 million increase in North Dakota and Minnesota Renewable Resource Adjustment (RRA) rider revenues related to the expiration of federal production tax credit (PTC) eligibility on one of Otter Tail Power Company’s wind farms, which increases revenue requirements under the RRAs.

●	A $0.2 million net increase in Conservation Improvement Program (CIP) cost recovery and incentive revenues.

offset by:

●

A $2.4 million reduction in revenues for the provision of refunds related to the excess recovery of federal income taxes currently in Minnesota and South Dakota retail electric rates resulting from the TCJA.

●	A $1.3 million reduction in revenues related to implementation of final rates in Minnesota that were lower than interim rates in effect in the second quarter of 2017.

●	A $1.0 million decrease in retail revenue related to the recovery of fuel and purchased power costs due to a 19.4% reduction in higher-cost mwhs purchased to serve retail customers.

●

A $0.6 million decrease in North Dakota and South Dakota Environmental Cost Recovery rider revenues related to less federal taxes being recovered through the riders due to the TCJA and a lower investment balance in environmental upgrades due to depreciation.

Wholesale electric revenues increased $1.4 million due to a 111% increase in wholesale mwh sales and a 1.8% increase in wholesale electric prices. Increased demand and higher wholesale prices combined with increased availability of Otter Tail Power Company generating units provided greater opportunity for economic dispatch and wholesale energy sales in the second quarter of 2018 compared with the second quarter of 2017.

Other electric revenues decreased $1.4 million mainly due to a $1.1 million load resettlement payment received from another regional transmission provider in the second quarter of 2017 while no similar resettlement was recorded in the second quarter of 2018.

Production fuel costs increased $3.4 million, mainly due to a 46.9% increase in mwhs generated from Otter Tail Power Company’s fuel-burning plants to provide electricity for the increase in retail and wholesale demand driven by greater deviations from normal weather in our service territory in the second quarter of 2018 compared with the second quarter of 2017.

The cost of purchased power to serve retail customers decreased $2.0 million in relation to a 19.4% decrease in mwhs purchased due to higher market prices and increased availability of and sourcing from company-owned generating units.

Electric operating and maintenance expenses increased $1.0 million due to increases of $1.4 million in labor related expenses, mainly pension and medical benefit costs for both retired and active employees, $0.5 million in CIP expenditures and $0.4 million in storm repair expenses related to damages caused by severe weather in June 2018, offset by a $1.2 million decrease in transmission service charges. The decrease in transmission service charges resulted from reductions of $0.8 million in Southwest Power Pool transmission costs and $0.4 million in MISO transmission costs incurred by Otter Tail Power Company between quarters.

Property tax expense decreased $0.4 million due to lower tax valuations.

Depreciation expense increased $0.9 million mainly due to an increase in transmission project unitization and the Big Stone South-Brookings transmission line being placed in service in September 2017.

Income tax expense in the Electric segment decreased $1.8 million mainly due to the reduction in the federal income tax rate from 35% to 21% under the TCJA along with a $1.4 million decrease in Electric segment income before income taxes.

Manufacturing

	Three Months ended June 30,
(in thousands)	2018	2017	Change	% Change
Operating Revenues	$68,154	$59,304	$8,850	14.9
Net Income	3,583	2,955	628	21.3

At BTD, a revenue increase of $8.3 million included increases in parts sales of $3.0 million to manufacturers of recreational vehicles, $2.7 million to manufacturers of agricultural equipment and $2.1 million to manufacturers of heavy construction equipment. The revenue increase also included a $0.5 million increase in revenue from scrap metal sales due to higher scrap volumes from increased production and a 5% increase in scrap metal pricing. Cost of products sold at BTD increased $6.6 million in relation to the increased sales. The $1.7 million increase in gross margins on sales was offset by a $1.8 million increase in operating expenses resulting from increases in labor and benefit costs due to additional employees and increases in contracted services and computer and software expenses. Although BTD’s income before tax decreased $0.1 million, income tax expense at BTD decreased $0.5 million, mainly due to the impact of the lower federal tax rate under the TCJA, resulting in a $0.4 million increase in quarter-over-quarter net income at BTD.

At T.O. Plastics, revenues improved $0.6 million due to increases of $0.4 million from sales of horticultural containers and $0.2 million from sales of industrial products. The revenue increase was partially offset by a $0.5 million increase in cost of products sold related to the increase in sales. Income before income taxes increased by $0.2 million quarter over quarter. The reduction in the federal tax rate under the TCJA provided for a slight reduction in income tax expense, leaving T.O. Plastics with a $0.2 million increase in net income.

Plastics

	Three Months ended June 30,
(in thousands)	2018	2017	Change	% Change
Operating Revenues	$54,476	$50,551	$3,925	7.8
Net Income	6,229	4,637	1,592	34.3

Plastics segment revenues increased $3.9 million due to a 12.3% increase in polyvinyl-chloride (PVC) pipe prices offset by a 4.0% decrease in pounds of PVC pipe sold. The increase in revenue was partially offset by a $2.4 million increase in cost of products sold, despite the decrease in sales volume, due to a 10.6% increase in costs per pound of pipe sold. The increase in pipe prices in excess of the increase in cost of products sold resulted in a $1.5 million increase in gross margin. Plastics segment operating expenses increased by $0.6 million mainly due to an increase in incentives. Income before tax in the Plastics segment increased $0.9 million quarter over quarter. Income tax expense decreased $0.7 million due to the lower federal tax rate under the TCJA, resulting in the $1.6 million increase in net income.

Corporate

Corporate costs net-of-tax increased $0.7 million between the quarters including:

●	A $0.4 million increase in employee benefit costs due to higher short- and long-term incentive costs.

●	A $0.3 million reduction in income tax savings despite an increase in pre-tax operating expenses due to the reduction in the federal income tax rate effective in 2018.

2018 Business Outlook

We are raising our 2018 consolidated diluted earnings per share guidance for a second time from our initial guidance range of $1.80 to $1.95 to be in the range of $1.95 to $2.10. On May 7, 2018 we increased our guidance range to $1.90 to $2.05. The revised guidance is due to stronger-than-expected results from our Plastics segment in the first six months of 2018 and reflects strategies for improving future operating results. We have taken into consideration the cyclical nature of some of our businesses as well as current regulatory factors and economic challenges facing our Electric, Manufacturing and Plastics segments. We currently expect capital expenditures for 2018 to be $106 million compared with actual cash used for capital expenditures of $133 million in 2017. Our planned expenditures for 2018 include $33 million for the Big Stone South-Ellendale transmission line project, which positively impacts earnings by providing an immediate return on invested funds through rider recovery mechanisms.

Segment components of our 2018 earnings per share guidance range compared with 2017 actual earnings are as follows:

	2017 EPS by	2018 Guidance February 12, 2018		2018 Guidance May 7, 2018		2018 Guidance August 6, 2018
Diluted Earnings Per Share	Segment	Low	High	Low	High	Low	High
Electric	$1.24	$1.34	$1.37	$1.34	$1.37	$1.34	$1.37
Manufacturing	$0.28	$0.26	$0.30	$0.26	$0.30	$0.26	$0.30
Plastics	$0.54	$0.36	$0.40	$0.48	$0.52	$0.55	$0.59
Corporate	($0.25)	($0.16)	($0.12)	($0.18)	($0.14)	($0.20)	($0.16)
Total – Continuing Operations	$1.81	$1.80	$1.95	$1.90	$2.05	$1.95	$2.10
Return on Equity	10.6%	10.1%	10.9%	10.6%	11.5%	10.9%	11.8%

Contributing to our revised earnings guidance for 2018 are the following items:

●	We expect 2018 Electric segment net income to be higher than 2017 segment net income based on:

o	Normal weather for the remainder of 2018. Milder than normal weather in 2017 negatively impacted diluted earnings per share by an estimated $0.04 compared to normal.

o

Constructive outcome of the rate case filed in North Dakota on November 2, 2017, with a full year of increased interim rates in 2018, and constructive outcome of the rate case filed in South Dakota on April 20, 2018. Our ability to obtain final rates similar to interim rates and reasonable rates of return depends on regulatory action under applicable statutes and regulations. We expect the effects of any reduction in interim or final rates due to lower tax rates in the new tax law to be offset by lower tax expenses. We cannot provide assurance our interim rates will become final.

o	Increases in transmission investments and other revenues.

offset by:

o

Increased operating and maintenance expenses of $0.05 per share due to a planned maintenance outage at our Big Stone Plant and $0.09 per share for increasing costs of pension, medical, workers compensation and retiree medical benefits. The increase in pension costs is a result of a decrease in the discount rate from 4.60% to 3.90%.

o	Higher depreciation expense due to large capital projects being put into service.

o

Increased interest expense related to replacing short-term debt at an average annual rate of 2.4% with long-term debt at a rate of 4.07% along with an increase in combined short-term and long-term borrowings to finance portions of 2018 planned capital expenditures.

●	We expect 2018 net income from our Manufacturing segment to increase over 2017 based on:

o	An increase in earnings at BTD from an increase in year-over-year sales and planned improvement in operating margins through continued cost reductions.

o	An increase in earnings from T.O. Plastics mainly driven by year-over-year sales growth in our horticulture, life science and industrial markets.

o	Lower income taxes due to lower federal tax rates implemented as part of the TCJA.

o	Backlog for the manufacturing companies of approximately $107 million for 2018 compared with $84 million one year ago.

●

We are increasing our earnings per share guidance from the Plastics Segment based on continued strong performance through the second quarter driven by higher than expected operating margins with business conditions expected to remain solid through the rest of the year. We now expect 2018 earnings to be in line with 2017 earnings and earnings per share. Earnings in 2017 included an estimated impact of $0.09 per diluted share due to market reaction to hurricanes in the Gulf of Mexico. Plastics segment net income for 2018 also will be positively affected by lower federal tax rates in the TCJA.

●

Corporate costs, net of tax, are expected to be higher in 2018 than in 2017, when excluding the effect of revaluing deferred tax assets ($0.18 per share) related to tax reform on 2017 net losses. The higher net-of-tax costs expected in 2018 are due, in part, to the lower federal tax rate in effect in 2018 under the TCJA. As was the case in the first quarter, the change in the guidance range for corporate costs is due to an additional increase in employee benefit costs resulting from increased earnings.

The impact of 2017 tax reform legislation on future results is based on reasonable estimates and is subject to adjustment on obtaining additional information or to reflect any future legislation, rules, regulations or interpretations of the tax reform legislation. We will continue to analyze and assess the effects of the 2017 tax law changes on our future business projections.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Tuesday, August 7, 2018, at 10:00 a.m. CDT to discuss its financial and operating performance.

The presentation will be posted on our website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast.” Please allow extra time prior to the call to visit the site and download any software needed to listen to the webcast. An archived copy of the webcast will be available on our website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is 877-312-8789. The listen only mode can be accessed by dialing 866-634-1342.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2018 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause our actual results to differ materially from those discussed in the forward-looking statements:

●	Federal and state environmental regulation could require us to incur substantial capital expenditures and increased operating costs.

●	Volatile financial markets and changes in our debt ratings could restrict our ability to access capital and increase borrowing costs and pension plan and postretirement health care expenses.

●

We rely on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If we are unable to access capital at competitive rates, our ability to implement our business plans may be adversely affected.

●

Disruptions, uncertainty or volatility in the financial markets can also adversely impact our results of operations, the ability of customers to finance purchases of goods and services, and our financial condition, as well as exert downward pressure on stock prices and/or limit our ability to sustain our current common stock dividend level.

●

We could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with our long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

●	Any significant impairment of our goodwill would cause a decrease in our asset values and a reduction in our net operating income.

●

Declines in projected operating cash flows at BTD or the Plastics segment may result in goodwill impairments that could adversely affect our results of operations and financial position, as well as financing agreement covenants.

●

The inability of our subsidiaries to provide sufficient earnings and cash flows to allow us to meet our financial obligations and debt covenants and pay dividends to our shareholders could have an adverse effect on us.

●

We rely on our information systems to conduct our business. Failure to protect these systems against security breaches or cyber-attacks could adversely affect our business and results of operations. If these systems fail or become unavailable for a significant period of time, our business could be harmed.

●	Economic conditions could negatively impact our businesses.

●	If we are unable to achieve the organic growth we expect, our financial performance may be adversely affected.

●	Our plans to grow and realign our business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

●

We may, from time to time, sell assets to provide capital to fund investments in our electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of our businesses could expose us to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect our results of operations and financial condition.

●	We are subject to risks associated with energy markets.

●

Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect our business, financial condition, results of operations and prospects.

●

Four of our operating companies have single customers that provide a significant portion of the individual operating company’s and the business segment’s revenue. The loss of, or significant reduction in revenue from, any one of these customers would have a significant negative financial impact on the operating company and its business segment and could have a significant negative financial impact on us.

●

We may experience fluctuations in revenues and expenses related to our electric operations, which may cause our financial results to fluctuate and could impair our ability to make distributions to our shareholders or scheduled payments on our debt obligations, or to meet covenants under our borrowing agreements.

●	Actions by the regulators of our electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●

Otter Tail Power Company’s operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on our business and results of operations.

●

Otter Tail Power Company’s electric transmission and generation facilities could be vulnerable to cyber and physical attack that could impair its ability to provide electrical service to its customers or disrupt the U.S. bulk power system.

●

Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●	Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions, could affect our operating costs and the costs of supplying electricity to our customers.

●

Competition from foreign and domestic manufacturers, the price and availability of raw materials, prices and supply of scrap or recyclable material and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

●

Our plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of PVC resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

●

We compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of our competitors.

●	Changes in PVC resin prices can negatively affect our plastics business.

For a further discussion of other risk factors and cautionary statements, refer to reports we file with the Securities and Exchange Commission.

About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three- and six-month periods ended June 30, 2018 and 2017 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended June 30,		Year-to-Date June 30,
	2018	2017	2018	2017
Operating Revenues by Segment
Electric
Revenues from Contracts with Customers	$105,290	$102,660	$229,130	$222,450
Changes in Accrued Revenues under Alternative Revenue Programs	(1,565)	(424)	(2,440)	(1,663)
Total Electric Revenues	103,725	102,236	226,690	220,787
Manufacturing	68,154	59,304	136,816	117,721
Plastics	54,476	50,551	104,129	87,708
Intersegment Eliminations	(7)	(5)	(21)	(13)
Total Operating Revenues	226,348	212,086	467,614	426,203
Operating Expenses
Fuel and Purchased Power	30,290	28,853	70,589	64,423
Nonelectric Cost of Products Sold (depreciation included below)	93,545	84,013	182,330	159,290
Electric Operating and Maintenance Expense	37,741	36,748	77,216	74,025
Nonelectric Operating and Maintenance Expense	12,649	9,859	25,143	19,994
Depreciation and Amortization	18,745	17,908	37,508	35,762
Property Taxes - Electric	3,273	3,709	7,108	7,507
Total Operating Expenses	196,243	181,090	399,894	361,001
Operating Income (Loss) by Segment
Electric	18,442	19,832	43,876	48,672
Manufacturing	5,111	5,049	11,005	8,805
Plastics	8,557	7,635	17,896	11,591
Corporate	(2,005)	(1,520)	(5,057)	(3,866)
Total Operating Income	30,105	30,996	67,720	65,202
Interest Charges	7,676	7,527	15,048	14,989
Postretirement Benefits – Nonservice Costs	1,386	1,407	2,803	2,812
Other Income	707	552	1,890	1,105
Income Tax Expense – Continuing Operations	3,054	5,897	6,848	12,260
Net Income (Loss) by Segment – Continuing Operations
Electric	10,600	10,134	27,268	25,694
Manufacturing	3,583	2,955	7,747	5,127
Plastics	6,229	4,637	13,073	7,074
Corporate	(1,716)	(1,009)	(3,177)	(1,649)
Net Income from Continuing Operations	18,696	16,717	44,911	36,246
Income from Discontinued Operations - net of Income Tax Expense of $0, $40, $0 and $78 for the respective periods	--	61	--	117
Net Income	$18,696	$16,778	$44,911	$36,363
Average Number of Common Shares Outstanding
Basic	39,605,717	39,462,865	39,578,296	39,406,834
Diluted	39,879,069	39,702,499	39,871,376	39,671,612

Basic Earnings Per Common Share:
Continuing Operations	$0.47	$0.43	$1.13	$0.92
Discontinued Operations	--	--	--	--
	$0.47	$0.43	$1.13	$0.92
Diluted Earnings Per Common Share:
Continuing Operations	$0.47	$0.42	$1.13	$0.92
Discontinued Operations	--	--	--	--
	$0.47	$0.42	$1.13	$0.92

Otter Tail Corporation
Consolidated Balance Sheets
AssetS
in thousands
(not audited)
	June 30,	December 31,
	2018	2017

Current Assets
Cash and Cash Equivalents	$1,036	$16,216
Accounts Receivable:
Trade—Net	91,780	68,466
Other	10,224	7,761
Inventories	90,435	88,034
Unbilled Receivables	18,278	22,427
Income Taxes Receivable	--	1,181
Regulatory Assets	17,914	22,551
Other	9,574	12,491
Total Current Assets	239,241	239,127

Investments	8,649	8,629
Other Assets	36,519	36,006
Goodwill	37,572	37,572
Other Intangibles—Net	13,075	13,765
Regulatory Assets	123,631	129,576

Plant
Electric Plant in Service	1,993,738	1,981,018
Nonelectric Operations	223,323	216,937
Construction Work in Progress	168,372	141,067
Total Gross Plant	2,385,433	2,339,022
Less Accumulated Depreciation and Amortization	832,873	799,419
Net Plant	1,552,560	1,539,603
Total	$2,011,247	$2,004,278

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
in thousands
(not audited)

	June 30,	December 31,
	2018	2017

Current Liabilities
Short-Term Debt	$20,977	$112,371
Current Maturities of Long-Term Debt	167	186
Accounts Payable	95,082	84,185
Accrued Salaries and Wages	18,460	21,534
Accrued Federal and State Income Taxes	673	--
Other Accrued Taxes	10,963	16,808
Regulatory Liabilities	7,248	9,688
Other Accrued Liabilities	12,665	11,389
Liabilities of Discontinued Operations	--	492
Total Current Liabilities	166,235	256,653

Pensions Benefit Liability	89,424	109,708
Other Postretirement Benefits Liability	70,203	69,774
Other Noncurrent Liabilities	25,060	22,769

Deferred Credits
Deferred Income Taxes	104,382	100,501
Deferred Tax Credits	20,676	21,379
Regulatory Liabilities	228,163	232,893
Other	2,563	3,329
Total Deferred Credits	355,784	358,102

Capitalization
Long-Term Debt—Net	589,960	490,380

Cumulative Preferred Shares	--	--

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	198,257	197,787
Premium on Common Shares	342,690	343,450
Retained Earnings	179,605	161,286
Accumulated Other Comprehensive Loss	(5,971)	(5,631)
Total Common Equity	714,581	696,892
Total Capitalization	1,304,541	1,187,272
Total	$2,011,247	$2,004,278

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)

	For the Six Months Ended June 30,
In thousands	2018	2017
Cash Flows from Operating Activities
Net Income	$44,911	$36,363
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Income from Discontinued Operations	--	(117)
Depreciation and Amortization	37,508	35,762
Deferred Tax Credits	(703)	(734)
Deferred Income Taxes	2,076	8,666
Change in Deferred Debits and Other Assets	10,309	8,075
Discretionary Contribution to Pension Plan	(20,000)	--
Change in Noncurrent Liabilities and Deferred Credits	(759)	(695)
Allowance for Equity/Other Funds Used During Construction	(1,060)	(401)
Stock Compensation Expense – Equity Awards	2,253	1,920
Other—Net	(193)	39
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(25,677)	(12,832)
Change in Inventories	(2,401)	(3,527)
Change in Other Current Assets	2,428	2,095
Change in Payables and Other Current Liabilities	1,433	(5,878)
Change in Interest and Income Taxes Receivable/Payable	3,470	590
Net Cash Provided by Continuing Operations	53,595	69,326
Net Cash Used in Discontinued Operations	(200)	(54)
Net Cash Provided by Operating Activities	53,395	69,272
Cash Flows from Investing Activities
Capital Expenditures	(49,094)	(56,354)
Proceeds from Disposal of Noncurrent Assets	1,477	2,167
Cash Used for Investments and Other Assets	(2,102)	(2,431)
Net Cash Used in Investing Activities	(49,719)	(56,618)
Cash Flows from Financing Activities
Changes in Checks Written in Excess of Cash	2,236	1,043
Net Short-Term (Repayments) Borrowings	(91,394)	15,234
Proceeds from Issuance of Common Stock	--	4,266
Common Stock Issuance Expenses	(108)	--
Payments for Retirement of Capital Stock	(2,450)	(1,799)
Proceeds from Issuance of Long-Term Debt	100,000	--
Short-Term and Long-Term Debt Issuance Expenses	(441)	--
Payments for Retirement of Long-Term Debt	(107)	(6,114)
Dividends Paid	(26,592)	(25,284)
Net Cash Used in Financing Activities	(18,856)	(12,654)
Net Change in Cash and Cash Equivalents	(15,180)	--
Cash and Cash Equivalents at Beginning of Period	16,216	--
Cash and Cash Equivalents at End of Period	$1,036	$--